                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                UROLOGIX, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                Urologix, Inc.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 20, 1996

  Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota, on Thursday, November 20, 1996 at 10:30 a.m., local time, for the following purposes:

  1. To elect three directors to hold office for a term of three years or until their respective successors have been elected.

  2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed October 3, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Wesley E. Johnson, Jr.
                                          Wesley E. Johnson, Jr., Secretary

Minneapolis, Minnesota
October 17, 1996

  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                Urologix, Inc.

                                PROXY STATEMENT

  This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 20, 1996 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

  Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting; if not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (612) 475-1400. The mailing of this proxy statement to shareholders of the Company commenced on or about October 21, 1996.

  The total number of shares outstanding and entitled to vote at the meeting as of October 3, 1996 consisted of 9,135,681 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on October 3, 1996 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

  Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. If the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, however, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
                                AND MANAGEMENT

  The following table includes information as of October 3, 1996 concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold more than five percent of the common stock of the Company, (ii) each of the directors of the Company, (iii) each Named Executive Officer listed in the Summary Compensation Table, and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

      NAME AND ADDRESS           NUMBER OF SHARES                    PERCENTAGE
      OF BENEFICIAL OWNER       BENEFICIALLY OWNED               BENEFICIALLY OWNED
      -------------------       ------------------               ------------------
      Funds Managed by
       Patricof & Co.
       Ventures, Inc..........       909,092(1)                         10.0%
      445 Park Avenue
      New York, NY 10022
      InterWest Partners IV...       701,474                             7.7%
      3000 Sandhill Road
      Menlo Park, CA 94025
      John Reid...............       600,337                             6.6%
      775 Applegarden Rd.
      Minnetrista, MN 55364
      Boston Scientific
       Corporation............       587,500                             6.4%
      One Boston Scientific
       Place
      Natick, MA 01670
      Mitchell Dann...........       577,675(2)(3)                       6.3%
      14405-21st Ave. No.
      Minneapolis, MN 55447
      Investment Advisers,
       Inc....................       559,899(4)                          6.1%
      3700 First Bank Place
      Minneapolis, MN 55440
      Jack E. Meyer...........       139,832(3)                          1.5%
      Buzz Benson.............       271,191(5)                          2.9%
      Janet Effland...........       909,092(6)                         10.0%
      Michael R. Henson.......        58,903(3)                           **
      Paul A. LaViolette......       587,500(7)                          6.8%
      Robert Momsen...........       701,474(8)                          8.1%
      David C. Utz, M.D.......        17,000(3)                           **
      William R. Amaden.......        24,500(3)                           **
      Wesley E. Johnson, Jr...        17,500(3)                           **
      Jonathan R. McGrath.....        40,000(3)(5)                        **
      W. Allen Putnam.........        38,188(3)                           **
      All directors and
       executive officers as a
       group (13 persons).....       3,983,192(2)(3)(5)(6)(7)(8)        36.3%

--------
*  Indicates ownership of less than one percent.

(1) Includes (i) 634,488 shares of Common Stock beneficially owned by APA Excelsior III, L.P. ("Excelsior"), (ii) 241,876 shares of Common Stock beneficially owned by Coutts & Co. (Jersey) Ltd., Custodian for APA Excelsior III/Offshore, L.P. ("Coutts & Co."), and (iii) 32,728 shares of Common Stock beneficially owned by CIN Venture Nominees, Ltd. ("CIN Ventures") (see footnote (6)).
(2) Includes 5,358 shares owned by M. Dann & Co. Profit Sharing Trust.
(3) Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of October 3, 1996: Mr. Dann, 14,218 shares; Mr. Meyer, 29,687 shares; Mr. Henson, 3,375 shares; Dr. Utz, 9,500 shares, Mr. Amaden 22,500 shares; Mr. Johnson 6,250 shares, Mr. McGrath 40,000 shares, Mr. Putnam 8,125 shares. All officers and directors as a group, 133,655 shares.
(4) These shares are held by a group of IAI funds.
(5) Includes 271,191 shares owned by the Piper Jaffray Healthcare Fund Limited Partnership. Mr. Benson, a director of the Company, is a partner in such partnership and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Benson disclaims beneficial ownership of such shares except to the extent of his respective interest in such shares arising from his interest in the partnership.
(6) Includes (i) 634,488 shares beneficially owned by Excelsior, (ii) 241,876 shares beneficially owned by Coutts & Co., and (iii) 32,728 shares beneficially owned by CIN Ventures. Ms. Effland is a general partner of APA Excelsior III Partners, L.P., which is a general partner of Excelsior and Coutts & Co. Ms. Effland is a Vice President of Patricof & Co. Ventures, Inc., which acts as the investment manager for CIN Ventures. As a result of these affiliations, Ms. Effland may be deemed to beneficially own all shares beneficially owned by Excelsior, Coutts & Co., and CIN Ventures and may be deemed to hold shared voting and investment power with respect to such shares beneficially owned by Excelsior, Coutts & Co., and CIN Ventures. Ms. Effland disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
(7) Includes 587,500 shares owned by Boston Scientific Corporation. Mr. LaViolette is Senior Vice President and Group President of Boston Scientific Corporation. Mr. LaViolette disclaims beneficial ownership of shares held by Boston Scientific Corporation.
(8) Includes 701,474 shares that are owned by InterWest Partners IV. Mr. Momsen is a general partner of InterWest Management Partners IV, the general partner of InterWest Partners IV. Mr. Momsen disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest in InterWest Management Partners IV.

                             ELECTION OF DIRECTORS

  Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. The terms of Messrs. Dann and Meyer and Dr. Utz expire at the Annual Meeting of Shareholders following fiscal year 1996, the terms of Messrs. Benson and LaViolette expire at the Annual Meeting of Shareholders following fiscal year 1997 and the terms of Messrs. Henson and Momsen and Ms. Effland expire at the Annual Meeting of Shareholders following fiscal year 1998. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

  Three directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 1999 or until their successors are elected. The Board of Directors has nominated for election the persons named below. Each nominee is currently a director and was elected by the shareholders. It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee and each continuing director has been engaged in his or her present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

  The names of each nominee and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominee and directors.

  NAME AND AGE             PRINCIPAL OCCUPATIONAND OTHER DIRECTORSHIPS
---------                  ----------------

Nominees proposed for election for term expiring at the Annual Meeting following fiscal 1999

Mitchell Dann (36).......  Mr. Dann was a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994. He became Chairman of the Board in March 1993. Mr. Dann is currently President of M. Dann & Co., Inc., a venture capital advisory firm. Prior to M. Dann & Co., Mr. Dann co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisers, Inc. Mr. Dann has served as a director of several private companies and is currently a director of Cardiovascular Dynamics. Mr. Dann holds a B.S. degree in Engineering; Management from the University of Vermont.

Jack E. Meyer (53).......  Mr. Meyer has been the President and Chief
                           Executive Officer and a director of Urologix since January 1994. Prior to joining Urologix, Mr. Meyer served as President and Chief Executive Officer of FiberOptic Sensor Technologies, Inc. from March 1993 to January 1994. From January 1992 to March 1993, Mr. Meyer was President and Chief Executive Officer of Carelink, Inc., a medical device company. From December 1982 to August 1991, Mr. Meyer held the positions of Chief Operating Officer and Executive Vice President at Quest Medical, Inc., a publicly-traded medical device company. Mr. Meyer currently is a director of BestWay Rental Inc. He holds an M.B.A. and a B.S. degree from Drake University.

David C. Utz, M.D. (72)..  Dr. Utz has been a director of the Company since
                           September 1994. Dr. Utz was Professor of Urology at Mayo Clinic and the Mayo Medical School from 1957 to 1988, and has served as a consultant in Urology to the Mayo Clinic Scottsdale from 1988 to the present. He holds an M.D. degree from St. Louis University School of Medicine and a M.S. degree in Urology from the University of Minnesota. Dr. Utz has served in many medical and professional urological associations and received numerous prestigious awards in the field of urology. He has been the author of over 143 publications and 28 abstracts and editorials.

Directors serving continuing terms

Buzz Benson (41).........  Mr. Benson has been a director of the Company since
                           August 1992. Mr. Benson has been the Managing Director of and a Partner in the Piper Jaffray Healthcare Fund, a venture capital fund, since November 1992. From November 1988 to November 1992, Mr.

                           Benson was a Managing Director in the corporate finance department of Piper Jaffray Inc. Mr. Benson is also a director of Exogen, Inc., a medical device company.

Janet G. Effland (48)....  Ms. Effland has served as a director of the Company since July 1994. Since 1988, Ms. Effland has been a General Partner and Vice President of Patricof & Co. Ventures, Inc. Prior to joining Patricof & Co., Ms. Effland was the managing director of a portfolio of U.S. investments for CIN Investment Company. From 1974 to 1984, Ms. Effland served as Vice President of Qume Corporation and Courier Terminal Systems, both subsidiaries of ITT Corporation. Ms. Effland is also a director of CYTYC Corporation and of several privately-held medical companies.

Michael R. Henson (50)...  Mr. Henson has served as a director of the Company since September 1991. Mr. Henson has served as President, Chief Executive Officer and Chairman of the Board of Cardiovascular Dynamics, Inc. since February 1995. From February 1988 to May 1995, Mr. Henson served as Chief Executive Officer of Endosonics Corporation, a publicly-held medical device company. Mr. Henson has also served as Chairman of the Board of Endosonics since February 1993. From April 1983 to February 1988, Mr. Henson served as President and Chief Executive Officer of Trimedyne, Inc., a manufacturer of medical lasers and catheters. Prior to joining Trimedyne in 1983, Mr. Henson held positions as Vice President for G.
                           D. Searle & Company, Director of Marketing for the Hospital Products Division of Abbott Laboratories and Marketing Manager for Bristol Myers and Company.

Paul A. LaViolette (38)..  Mr. LaViolette is a Senior Vice President and Group
                           President of Boston Scientific Corporation. He joined Boston Scientific Corporation in 1994 as President of Boston Scientific International and in 1995 became Group President for the Nonvascular Businesses, which includes Microvasive Endoscopy and Microvasive Urology. Previously, Mr. LaViolette was with C. R. Bard for ten years, where he served as President of Bard's USCI Division from 1993 to 1994 and its USCI Angioplasty Division from 1991 to 1993. Before that time, he held several other marketing positions at Bard. Previously, he was with the Kendall Company, Hospital Products Division, in Boston. Mr. LaViolette graduated from Fairfield University in Fairfield, Connecticut and earned a master of business administration degree from Boston College. Mr. LaViolette has served as a director of the Company since April 1996.

Robert Momsen (49).......  Mr. Momsen has served as a director of the Company since December 1992. Since 1981, Mr. Momsen has been a general partner of InterWest Partners, a group of venture capital management funds. Mr. Momsen is also a director of COR Therapeutics, Inc., a biopharmaceutical company, Ventritex, Inc., a medical device company, and ArthroCare Corporation, a maker of arthroscopic tools.
--------
  The Board of Directors met 13 times during fiscal year 1996. Each current director attended more than seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served, except Dr. Utz attended 9 of the 14 meetings of the Board or Committee on which he served and Mr. LaViolette attended two of the three meetings of the Board or the Committee on which he served.

  The Compensation Committee, which is currently comprised of Messrs. Dann, Henson and Momsen and Ms. Effland, is responsible for management of compensation matters, including recommendations to the Board of Directors on compensation arrangements for officers and incentive compensation for employees of the Company. The Compensation Committee met four times in fiscal 1996.

  The Audit Committee, which is currently comprised of Messrs. Benson and LaViolette and Ms. Effland, supervises the financial affairs of the Company and generally reviews the scope and results of the audit and other services provided by the Company's independent accountants and reports the results of their review to the full Board and to management. The Audit Committee met once in fiscal 1996.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ending June 30, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued to those years, to Jack E. Meyer, the Company's President and Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company in office at the end of fiscal year 1996, whose total cash compensation exceeded $100,000 during fiscal year 1996 (together with Mr. Meyer, the "Named Executive Officers") in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                         ANNUAL COMPENSATION(1)      SECURITIES
                                      -----------------------------  UNDERLYING
         NAME AND            FISCAL                    OTHER ANNUAL   OPTIONS
    PRINCIPAL POSITION        YEAR     SALARY   BONUS  COMPENSATION  (# SHARES)
    ------------------       ------   -------- ------- ------------ ------------
Jack E. Meyer..............   1996    $157,500     --        --        50,000
President and Chief           1995     150,000     --        --           --
Executive Officer             1994(2)   68,750     --        --       237,500
Wesley E. Johnson, Jr......   1996(3)   83,417           $42,224       73,930
Vice President, Finance
and CFO
Jonathan R. McGrath........   1996     135,000 $ 2,654       --        19,290
Vice President,               1995(4)   94,083     --        --       100,000
Research & Development
W. Allen Putnam............   1996     107,661   8,000       --        24,290
Vice President, Operations    1995(5)  100,417     --        --        65,000
William R. Amaden..........   1996     113,375  16,500       --         8,575
Managing Director of Europe   1995(6)   65,436  20,000       --        60,000

--------
(1) None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer's total annual salary and bonus for the fiscal year.
(2) Mr. Meyer became President and CEO effective January 26, 1994.
(3) Mr. Johnson began employment with the Company on September 27, 1995. The other Annual Compensation to Mr. Johnson consisted of reimbursement of moving expenses.
(4) Mr. McGrath began employment with the Company on October 10, 1994.
(5) Mr. Putnam became Vice President of Operations effective December 20,
    1993.
(6) Mr. Amaden began employment with the Company in December 1994.

 Option Grants

  The following table contains information concerning the grant of stock options under the Amended and Restated Urologix, Inc. 1991 Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS
---------------------------------------------------------------------     POTENTIAL
                                   % OF                               REALIZABLE VALUE
                                   TOTAL                              AT ASSUMED ANNUAL
                                  OPTIONS           MARKET             RATES OF STOCK
                                  GRANTED           PRICE                   PRICE
                                    TO     EXERCISE   ON              APPRECIATION FOR
                                 EMPLOYEES  PRICE    DATE              OPTION TERM(1)
                         OPTIONS IN FISCAL   PER      OF   EXPIRATION -----------------
NAME                     GRANTED   YEAR     SHARE   GRANT     DATE      5%       10%
----                     ------- --------- -------- ------ ---------- ------- ---------
Jack E. Meyer........... 50,000    17.5%    $14.00  $14.00  05/29/06  440,226 1,115,620
Wesley E. Johnson, Jr... 62,500    21.9%    $ 0.60  $ 0.60  09/26/02   15,266    35,577
                         11,430     4.0%    $14.00  $14.00  05/29/06  100,636   255,031
Jonathan R. McGrath..... 19,290     6.8%    $14.00  $14.00  05/29/06  169,839   430,406
W. Allen Putnam......... 24,290     8.5%    $14.00  $14.00  05/29/06  213,862   541,968
William R. Amaden.......  8,575     3.0%    $14.00  $14.00  05/29/06   75,499   191,329

 Option Exercises and Year-End Values

  Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1996. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT FISCAL YEAR END

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES                 UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED      VALUE    OPTIONS AT JUNE 30, 1996     AT JUNE 30, 1996(2)
NAME                     ON EXERCISE REALIZED(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ----------- ----------- ------------------------- -------------------------
Jack E. Meyer...........   97,968      $39,187             0/189,532           $    0/1,827,869
Wesley E. Johnson, Jr...    6,250        2,500          3,125/64,555           $ 40,313/685,313
Jonathan R. McGrath.....      --           --          27,500/91,700           $354,750/935,250
W. Allen Putnam.........   30,063        6,013          4,062/55,166           $ 53,212/404,476
William R. Amaden.......      --           --          15,000/53,575           $193,500/585,500

--------
(1) Based upon the difference between the option exercise price and fair market value on the date of exercise.
(2) The value of unexercised options is calculated by determining the difference between the fair value of the shares underlying the options at June 30, 1996 and the exercise price of the options. Fair value was determined based on a per share price of $13.50, which is the closing price for the Company's common stock on June 28, 1996, the last trading day in the Company's fiscal year.


BOARD COMPENSATION COMMITTEE REPORT

  The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's compensation program with respect to the Company's executive officers. Prior to May 30, 1996, the date of the Company's initial public offering, decisions with respect to compensation were made by the full Board of the Company upon recommendations of the Compensation Committee. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise deemed to be filed under either Act.

 Compensation Philosophy

  The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. In establishing compensation for executive officers, the Company looks at a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, particularly companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company's performance and increase long-term shareholder value.

  There are three elements to the Company's executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

 Base Salary

  Executive base salaries have been based upon past performance, experience, responsibility and salary levels for persons holding similar positions in similarly situated companies.

 Cash Bonuses

  Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance and upon achievement of specific established goals.

 Stock Options

  Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels and past performance. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder's interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company's stock appreciates from the price on the date on which the stock options are granted. In this way, the Company's executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company's objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four to five-year period. During fiscal year 1996, in connection with the Company's initial public offering, the Company granted options to each of its executive officers.

 Chief Executive Officer Compensation

  Prior to May 30, 1996, the Company was privately held. Accordingly, the compensation of Mr. Meyer for the year ended June 30, 1996 was in large part determined while the Company was a privately-held corporation. The important elements used by the Company in setting Mr. Meyer's compensation for fiscal 1996, including the granting of an option to Mr. Meyer to purchase 50,000 shares, included (i) the Company's progress in achieving milestones in connection with its product and market development and its clinical trials;
(ii) the Company's successful completion of a corporate partner relationship,
(iii) the Company's successful efforts in raising private financing to fund its operations and its successful completion of an initial public offering.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  MITCHELL DANN  JANET G. EFFLAND  MICHAEL R. HENSON  ROBERT MOMSEN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mitchell Dann, the Chairman of the Board of the Company, served as a member of the Company's Compensation Committee during the last fiscal year. In addition, during the past fiscal year, Mr. Dann received compensation from the Company for consulting services provided to the Company. See "Certain Transactions."


PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the common stock of the Company from May 29, 1996, the date of the Company's initial public offering, to June 30, 1996, the end of the Company's fiscal year, with the cumulative total return of the Nasdaq Stock Market-U.S. and the Hambrecht & Quist Healthcare-Excluding Biotechnology Index over the same period (assuming the investment of $100 on May 30, 1996, the date of the Company's initial public offering, and the reinvestment of all dividends).


                       [Performance Graph Appears Here]

                                                            Hambrecht & Quist
Measurement                            Nasdaq Stock       Healthcare--Excluding
  Period          Uroligix, Inc.       Market--U.S.           Biotechnology
-----------       --------------       ------------       ---------------------
  5/30/96            $100.00             $100.00                 $100.00
  5/31/96            $103.57             $100.82                 $100.05
  6/30/96            $ 96.43             $ 96.28                 $ 95.83



COMPENSATION OF DIRECTORS

  Under the terms of the Company' s 1991 Stock Option Plan, each person currently serving as a non-employee director was granted a non-qualified option to purchase 10,000 shares of the Company's Common Stock at a price equal to the Company's initial public offering price ($14.00 per share). The options vest over four years and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. In addition, persons first elected as non-employee directors in the future will receive options to purchase 10,000 shares at a price equal to fair market value on the date of grant. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Beginning in April 1996, non-employee directors are paid $1,000 per board meeting and $500 per committee meeting.

EMPLOYMENT AGREEMENTS

  On January 26, 1994, the Company entered into an employment agreement with Jack Meyer under which Mr. Meyer agreed to serve as the Chief Executive Officer and President of the Company at a salary of $150,000 per year, with salary increases subject to the discretion of the Company's Board of Directors. Effective January 1, 1996, Mr. Meyer's salary was increased to $165,000. Under the agreement, the Company agreed to grant Mr. Meyer an option to purchase 237,500 shares of Common Stock, vesting at various rates over a six year period. In addition, the Company has agreed that if Mr. Meyer's employment is terminated without cause, the Company will pay him his salary for a period of twelve months or until he has secured alternative employment, whichever occurs first. The Company has also entered into agreements with Mr. Amaden setting forth his responsibility in the United Kingdom and Europe. Under these agreements, both the Company and Mr. Amaden are required to give 60 days notice prior to termination of the agreements. The Company does not have written employment agreements with the other named Executive Officers. Under the terms of a letter agreement between the Company and Mr. McGrath, the Company has agreed that if it terminates the employment of Mr. McGrath without cause, it will pay him his salary for a period of six months or until he has secured alternative employment, whichever occurs first.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 1996, all reports filed by insiders were fled in a timely manner.

                             CERTAIN TRANSACTIONS

  M. Dann & Co., Inc., a company owned by Mitchell Dann, the Company's Chairman, currently provides consulting services to the Company, for which it is currently paid a monthly fee of $7,500. Mr. Dann received $40,970 as salary for the period from June 30, 1994 to November 30, 1994 and his company received consulting fees in the aggregate amount of $32,000 from December 1994 through June 30, 1995 and consulting fees in the aggregate amount of $86,000, during fiscal 1996.

  In December 1995, the Company issued 312,500 shares of Series D Preferred Stock at a price of $8.00 per share, each convertible into one share of Common Stock. In March 1996, the Company issued 326,306 shares of Series D Preferred Stock at a price of $8.00 per share, each convertible into one share of Common Stock. On the effective date of the Company's initial public offering, each share of Series D Preferred Stock was converted into one share of Common Stock of the Company.

  Boston Scientific Corporation purchased 587,500 shares of these shares of Series D Preferred Stock, Mitchell Dann purchased 1,565 shares Jack E. Meyer purchased 813 shares, Michael Henson purchased 1,966 shares, Wesley E. Johnson, Jr. purchased 5,000 shares and William R. Amaden purchased 2,000 shares. Paul A. LaViolette, a director of the Company, is a Senior Vice President and Group Manager with Boston Scientific Corporation.

  The Company entered into a Consulting Agreement with Dr. Utz, a director of the Company, for the period from September 1, 1993 through August 31, 1994. The agreement has been extended on a yearly basis and currently runs through September 30, 1998. Dr. Utz provides consulting services to the Company in connection with the Medical Advisory Board, as well as general consultation on the Company's products and clinical evaluation of those products. In exchange for his services, Dr. Utz is paid $24,000 per year and through June 30, 1996 had received non-qualified stock options to purchase 27,000 shares of the Company's Common Stock under this agreement and otherwise as a non-employee director of the Company and member of the Company's Scientific Advisory Board.

                             SHAREHOLDER PROPOSALS

  The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 1997 Annual Meeting of Shareholders is expected to be held on or about November 20, 1997, and proxy materials in connection with that meeting are expected to be mailed on or about October 20, 1997. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 20, 1997.

                                 ANNUAL REPORT

  An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended June 30, 1996 accompanies this Notice of Annual Meeting and proxy solicitation material.

  The accounting firm of Arthur Andersen, LLP has served as independent public accountants for the Company for the year ended June 30, 1996. The Company has selected Arthur Andersen, LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 1997. The Company expects that a representative from Arthur Andersen, LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

                                    GENERAL

  Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Wesley
E. Johnson, Jr. or by calling the Company at (612) 475-1400.

                                          By the Order of the Board of
                                           Directors

                                          /s/ Wesley E. Johnson, Jr.

                                          Wesley E. Johnson, Jr., Secretary

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                                UROLOGIX, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      For Annual Meeting of Shareholders
                               November 20, 1996

   The undersigned hereby appoints Mitchell Dann, Jack E. Meyer and Wesley E. Johnson, or any one or more of them, proxies with full power of substitution to vote in their discretion cumulatively all shares of stock of Urologix, Inc. of record in the name of the undersigned at the close of business on October 3, 1996 at the Annual Meeting of Shareholders to be held on November 20, 1996, or at any adjournment or adjournments, hereby revoking all former proxies.

                        (To Be Signed On Reverse Side)

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--------------------------------------------------------------------------------

A    [X] Please mark your
         votes as in this
         example.

                FOR the nominees            WITHHOLD
                 listed at right            AUTHORITY
              (except as indicated       to vote for the
1. ELECTION     to the contrary)     nominees listed at right
   OF
   DIRECTORS:         [_]                      [_]            Nominees:
                                                              JACK E. MEYER
                                                              MITCHELL DANN
                                                              DAVID C. UTZ, M.D.

(INSTRUCTION: To withhold authority to vote for an individual nominee draw a line through the nominees name at right):


IN THEIR DISCRETION UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSAL (1) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH NOMINEES IF THERE IS NO SPECIFICATION.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARE PROMPTLY USING THE ENCLOSED ENVELOPE.




Signature                                             Dated:              , 1996
         ------------------  -------------------------       -------------
                             SIGNATURE IF HELD JOINTLY


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such; when shares have been issued in names of two or more persons, all should sign.

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